Exhibit 10.12

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between NII Holdings, Inc. (“NII”), a Delaware corporation, and Juan Figuereo (hereinafter “Employee”). NII and Employee are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, NII has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Proceedings”);

WHEREAS, in connection with the sale of its operations in Mexico and its emergence from the Bankruptcy Proceedings, NII is undergoing a reduction-in-force that will result in the consolidation or elimination of the functions of Employee’s position;

WHEREAS, NII desires to provide Employee with separation benefits to assist Employee in the transition from employment with NII; and

WHEREAS, the parties to this agreement desire to resolve all issues, whether known or unknown, arising out of Employee’s employment and separation from employment in a mutually satisfactory manner, confidentially, and without resort to litigation.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree that should NII emerge from the Bankruptcy Proceedings on or before October 1, 2015 (the “Termination Date”):

1.	Termination of Employment; Separation Benefits

A.Employee will be terminated from employment on the Termination Date due to job elimination. In consideration of Employee’s acceptance of this Agreement:

(a)NII shall pay Employee $566,500.08 (which is the equivalent of 12 months of severance pay). This amount shall be paid to Employee in one lump sum, payable within twenty (20) business days of the Termination Date.

(b)In the event that NII exercises its discretion to makes a payment under NII’s 2015 bonus plan for a period prior to and including the employee’s Termination Date, NII shall pay to Employee the unpaid prorated bonus to which Employee would have been entitled based on NII’s actual performance and pursuant to the terms and conditions of NII’s 2015 bonus plan if and when it is paid.

(c)In the event that NII triggers a payment pursuant to the Key Employee Incentive Plan (the “KEIP”), as provided for in the Bankruptcy Proceedings, NII shall pay to Employee his portion of the KEIP pursuant to the terms and conditions of the KEIP and when payments are made to other eligible employees.

B.The Parties hereby agree that if either Party determines that the transition of Employee’s responsibilities is substantially complete prior to the Termination Date, then either Party may accelerate the Termination Date with the written consent of the other Party, with such consent not to be unreasonably withheld.

C.Employee hereby agrees that NII will deduct from the above-described payments all withholding taxes and other payroll deductions that NII is required by law to make from wage payments to employees. Employee hereby agrees that the payments and performances described in this Agreement are all that Employee shall be entitled to receive from NII except for vested qualified retirement benefits, if any, to which Employee may be entitled under NII's ERISA plans. Employee further acknowledges and agrees that the payment described in Section 1(A) shall be deemed to satisfy NII’s obligations pursuant to NII’s Severance Plan (as amended and restated February 27, 2013) (the “Severance Plan”), that such payment represents the full amount payable to Employee under the terms of the Severance Plan, and that the Severance Plan requires Employee to execute this Agreement as a condition of receiving any such payments.

1.	Consideration

2.
Employee hereby agrees and acknowledges that the benefits set forth in Section 1 of this Agreement are more than Employee would otherwise be entitled to receive under any of NII’s policies and procedures and that they are in addition to anything of value to which Employee already is entitled; and, specifically, that because execution of this Agreement is a condition of receiving any benefits under the Severance Plan, to the extent it would be deemed to apply to Employee’s termination, Employee is not otherwise entitled to any of the benefits set forth in Section 1. Employee acknowledges and agrees that the amount made payable to him is in complete satisfaction of any and all claims of any kind that he has made or could have in connection with his employment and separation from employment.

3.	Complete Release

In exchange for the consideration set forth herein, Employee hereby knowingly and voluntarily releases and forever discharges NII and any related companies, including, without limitation, their affiliates, former and current employees, officers, agents, directors, shareholders, investors, attorneys, successors and assigns or any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Employee’s employment with NII or the termination of that employment. This includes but is not limited to a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Age Discrimination in Employment Act of 1967, the (“ADEA”) which prohibits age discrimination in employment; the Americans with Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Virginia Human Rights Act, which is a state statue prohibiting, among other things, employment discrimination; the Fairfax County Human Rights Ordinance, which is a local ordinance prohibiting, among other things, employment discrimination; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes but is not limited to a release by Employee of any claims for wrongful discharge, breach of contract, under the Severance Plan, or any other statutory, common law, tort or contract claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those that Employee may not know about.

Notwithstanding the foregoing, neither party is releasing any right to enforce this Agreement, and Employee is not releasing: (1) any vested qualified retirement benefits under NII’s ERISA plan (although it does include a release of all claims to benefits under the Severance Plan); (2) the right to continuation in NII’s medical plans as provided by COBRA; (3) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law; (4)  any claims solely relating the validity of this general release under the ADEA, as amended; (5) any non-waiveable right to file a charge with the U.S. Equal Employment Opportunity Commission; or (6) any rights to indemnification pursuant to NII’s or any successor company’s Certificate of Incorporation, Delaware General Corporation Law or the Director and Officer Indemnification Agreement between the Parties dated as of February 12, 2014. If a government agency were to pursue any matters that are released herein, Employee agrees that this Agreement will control as the exclusive remedy and full settlement of all such claims by Employee for money damages. Employee hereby acknowledges and agrees that this release is a general release and that by signing this Agreement, he is signing and agreeing to this release.

4.	Non-Release of Future Claims

Employee understands and agrees that he is waiving any and all rights and claims under the ADEA. Employee agrees that his waiver of these ADEA claims is knowing and voluntary, and understands that he is forever releasing any such claims that might have arisen before the date of this Agreement. The parties agree that the decision to terminate Employee’s employment has been made prior to the execution of this agreement.

5.	Encouragement to Consult with Attorney

Employee has had the opportunity to consult with an attorney and has been encouraged to do so prior to executing this Agreement.

6.	Period for Review and Consideration of Agreement

Employee may have, if desired, 45 days within which to consider this Agreement, first proposed to him on May 28, 2015. Employee acknowledges and agrees that any changes made to this Agreement after it first was offered do not re-start the running of the 45 day period. Employee may execute the Agreement prior to the expiration of the 45 day period. Employee acknowledges that in the event he decides to execute this Agreement in fewer than 45 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this release for a full 45 days. Employee acknowledges that his decision to sign the Agreement in fewer than 45 days was not induced by NII through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 45 day time period.

7.	Employee's Right to Revoke Agreement

Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Shana Smith, Vice President, Deputy General Counsel and Secretary, NII Holdings, Inc., 1875 Explorer Street, Suite 800, Reston, VA 20190. For this revocation to be effective, written notice must be received by Ms. Smith no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

8.	No Future Lawsuits

Employee promises never to file a lawsuit asserting any claims that are released in Section 3 of this Agreement. In the event Employee breaches this Section 8, Employee shall pay to NII all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.

9.	Disclaimer of Liability

This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with NII, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of NII.

10.	Confidential Information/Return of Property

Employee covenants and agrees that Employee shall not use, divulge, publish or disclose to any person or organization, confidential information obtained by Employee during the course of Employee’s employment or related to Employee’s cessation of employment (“Confidential Information”). The Confidential Information consists of the following: (a) the existence and terms of this Agreement itself; (b) personal, financial, private or sensitive information concerning NII’s executives, employees, customers and suppliers; (c) information concerning NII’s finances, business practices, long-term and strategic plans and similar matters; (d) information concerning NII’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files; and (e) any other non-public information which, if used, divulged, published or disclosed by Employee, would be reasonably likely to provide a competitive advantage to a competitor or to cause any of NII’s executives or employees embarrassment. Employee further agrees to return immediately to NII all of NII’s property, if any, in Employee’s possession or under Employee’s control upon the Termination Date or such earlier date as Employee’s employment shall cease. Employee agrees that if he intentionally damages any NII property following notification of termination, this agreement becomes null and void. Notwithstanding the restrictions contained in this Section 10, Employee shall be permitted to make necessary disclosures to members of Employee’s immediate family or Employee’s attorneys and advisors concerning the terms of this Agreement, provided they agree to be bound by the terms of this promise of confidentiality, with Employee to be responsible for their compliance. Employee acknowledges that in addition to the promises contained in this Agreement, he remains bound by the Non-Competition and Confidentiality Agreement that he signed while employed by NII including, without limitation, any confidentiality, non-competition and non-solicitation provisions contained in such agreement.

11.	Statements Regarding the Parties

The Parties agree not to do or say or write anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the other Party. In addition, the Employee agrees not to do or say or write anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging any director of NII; any of NII’s employees, officers or agents; or diminishing or impairing the goodwill and reputation of NII or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of NII has acted improperly or unlawfully with respect to Employee or any other person regarding employment.

12.	Cooperation with Litigation

Employee will cooperate fully with NII in its defense of any lawsuit filed over matters that occurred during the course of Employee’s employment with NII, and Employee agrees to provide full and accurate information with respect to the same.

13.	Litigation Assistance

Employee agrees that, unless compelled by valid subpoena or other court order, and in such case only after providing sufficient notice to NII of such subpoena or court order to allow NII a reasonable opportunity to object to the same, Employee shall not, directly or indirectly, assist any person or entity in connection with any potential or actual litigation against NII or any other of the Released Parties described in Section 3 of this Agreement.

14.	Execution of Documents

Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

15.	Invalid Provisions

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.	Acknowledgment

Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

17.	Entire Agreement

This Agreement contains the entire understanding of Employee and NII concerning the subjects it covers and it supersedes all prior understandings and representations, except that Employee acknowledges and confirms the continuing effectiveness of the provisions of any Confidentiality Agreement between Employee and NII. NII has made no promises to Employee other than those set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

18.	Successorship

It is the intention of the parties that the provisions hereof be binding upon the parties, their employees, affiliates, agents, heirs, successors and assigns forever.

19.	Governing Law

This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS

AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

6/30/2015                 /S/ JUAN FIGUEREO
Date                                Juan Figuerero

NII HOLDINGS, INC.

5/28/2015             By:     /S/ SHANA SMITH
Date                                Shana Smith
VP, Deputy General Counsel